EXECUTION VERSION
TAX MATTERS AGREEMENT
DATED AS OF JUNE 26, 2015
BY AND AMONG
E.I. DU PONT DE NEMOURS AND COMPANY
AND
THE CHEMOURS COMPANY

TABLE OF CONTENTS

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TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this "Agreement") is entered into as of June 26, 2015, by and among E.I. du Pont de Nemours and Company ("DuPont"), a Delaware corporation, and The Chemours Company ("Chemours"), a Delaware corporation and a wholly owned subsidiary of DuPont. (DuPont and Chemours are sometimes collectively referred to herein as the "Companies" and, as the context requires, individually referred to herein as the "Company").
RECITALS
WHEREAS, the Board of Directors of DuPont has determined that it would be appropriate and desirable to separate completely the Chemours Business (as defined below) from DuPont;
WHEREAS, as of the date hereof, DuPont is the common parent of an affiliated group of corporations, including Chemours, which has elected to file consolidated Federal income tax returns;
WHEREAS, the Companies have undertaken the Contribution (as defined below);
WHEREAS, the Companies have undertaken the Debt-for-Debt Exchange as described in the Separation Agreement (as defined below) and intend to undertake the Distribution;
WHREAS, the Companies intend for the Contribution, the Debt-For-Debt Exchange and the Distribution to qualify for Tax-Free Status;
WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Tax-Free Status of the Contribution, the Debt-For-Debt Exchange and the Distribution;
NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:
Section 1.    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:
"Active Trade or Business" means, with respect to Chemours, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Chemours Business as conducted immediately prior to the Distribution, or, with respect to another Separation Transaction intended to qualify as tax-free pursuant to Section 355 of the Code or analogous provisions of state, local or foreign law, the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder, or the analogous provisions of state or local law) by the relevant Chemours Entity of the Chemours Business relating to such Chemours Entity as conducted immediately prior to such Separation Transaction.
"Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.
"Affiliate" has the meaning set forth in the Separation Agreement.
"Agreement" means this Tax Matters Agreement.
"Board Certificate" has the meaning set forth in Section 6.01(d) of this Agreement.
"Business Day" has the meaning set forth in the Separation Agreement.
"Chemours" has the meaning provided in the first sentence of this Agreement.
"Chemours Assets" has the meaning set forth in the Separation Agreement.
"Chemours Business" has the meaning set forth in the Separation Agreement.
"Chemours Capital Stock" means all classes or series of capital stock of Chemours, including (i) the Chemours Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Chemours for U.S. federal income tax purposes.
"Chemours Carryback" means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Chemours Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.
"Chemours Common Stock" has the meaning set forth in the Separation Agreement.
"Chemours Entity" means an entity which will be a member of the Chemours Group immediately after the Distribution.
"Chemours Group" means (i) Chemours and its Affiliates, as determined immediately after the Distribution, as well as (ii) any entity which (A) was an Affiliate of DuPont or an Affiliate of a member of the Chemours Group described in clause (i), (B) conducted solely or predominantly the Chemours Business, and (C) is no longer an Affiliate of DuPont as of the Distribution.
"Chemours Liabilities" has the meaning set forth in the Separation Agreement.
"Chemours Separate Return" means any Tax Return of or including any member of the Chemours Group (including any consolidated, combined or unitary return) that does not include any member of the DuPont Group.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.
"Companies" and "Company" have the meaning provided in the first sentence of this Agreement.
"Contribution" has the meaning set forth in the Separation Agreement.
"Controlling Party" has the meaning set forth in Section 9.02(c) of this Agreement.
"Debt-for-Debt Exchange" has the meaning set forth in the Separation Agreement.
"Debt-for-Debt Indebtedness" has the meaning set forth in the Separation Agreement.
"DGCL" means the Delaware General Corporation Law.
"Dispute" has the meaning set forth in Section 13 of this Agreement.
"Distribution" has the meaning set forth in the Separation Agreement.
"Distribution Date" means the date on which the Distribution occurs.
"DuPont" has the meaning provided in the first sentence of this Agreement.
"DuPont Affiliated Group" means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which DuPont is the common parent.
"DuPont Federal Consolidated Income Tax Return" means any United States federal Income Tax Return for the DuPont Affiliated Group.
"DuPont Group" means DuPont and its Affiliates, excluding any entity that is a member of the Chemours Group, as determined immediately after the Distribution.
"DuPont Retained Business" has the meaning provided in the Separation Agreement.
"DuPont Separate Return" means any Tax Return of or including any member of the DuPont Group (including any consolidated, combined or unitary return) that does not include any member of the Chemours Group.
"Employee Matters Agreement" means the Employee Matters Agreement, dated as of June 26, 2015 by and among DuPont and Chemours.
"Employment Tax" means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.
"Federal Income Tax" means any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"Federal Other Tax" means any Tax imposed by the Code other than any Federal Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
"Fifty-Percent or Greater Interest" has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
"Filing Date" has the meaning set forth in Section 6.04(d) of this Agreement.
"Final Determination" means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the parties.
"Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
"Foreign Other Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession other than any Foreign Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
"Gain Recognition Agreement" means a gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 or any successor provision thereto.
"Group" means the DuPont Group or the Chemours Group, or both, as the context requires.
"Income Tax" means any Federal Income Tax, State Income Tax or Foreign Income Tax.
"Indemnitee" has the meaning set forth in Section 12.02 of this Agreement.

"Indemnitor" has the meaning set forth in Section 12.02 of this Agreement.
"Internal Restructuring" has the meaning set forth in Section 6.01(e) of this Agreement.
"IRS" means the United States Internal Revenue Service.
"Joint Return" means any Tax Return that actually includes, by election or otherwise, one or more members of the DuPont Group together with one or more members of the Chemours Group.
"Non-Controlling Party" has the meaning set forth in Section 9.02(c) of this Agreement.
"Notified Action" has the meaning set forth in Section 6.03(a) of this Agreement.
"Past Practices" has the meaning set forth in Section 3.04(b) of this Agreement.
"Payment Date" means (i) with respect to any DuPont Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (C) the date the return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.
"Payor" has the meaning set forth in Section 4.03 of this Agreement.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.
"Post-Distribution Period" means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.
"Pre-Distribution Period" means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
"Preliminary Tax Advisor" has the meaning set forth in Section 13.03 of this Agreement.
"Prime Rate" means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.
"Privilege" means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

"Proposed Acquisition Transaction" means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Chemours management or shareholders, is a hostile acquisition, or otherwise, as a result of which Chemours would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Chemours and/or one or more holders of outstanding shares of Chemours Capital Stock, a number of shares of Chemours Capital Stock that would, when combined with any other changes in ownership of Chemours Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (i) the value of all outstanding shares of stock of Chemours as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Chemours as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Chemours of a shareholder rights plan or (ii) issuances by Chemours that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person's performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
"Registration Rights Agreement" means the Registration Rights Agreement dated May 12, 2015 by and among Chemours, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, and the other parties thereto.
"Representation Letters" means the statements of facts and representations, officer's certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered or deliverable by DuPont, its Affiliates or representatives thereof in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.
"Required Action" has the meaning set forth in Section 6.01(f) of this Agreement.
"Required Party" has the meaning set forth in Section 4.03 of this Agreement.
"Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.
"Retention Date" has the meaning set forth in Section 8.01 of this Agreement.

"Ruling" means a private letter ruling issued by the IRS to DuPont in connection with the Contribution and Distribution.
"Ruling Request" means any letter filed by DuPont with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
"Section 6.01(d) Acquisition Transaction" means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.
"Separate Return" means a DuPont Separate Return or a Chemours Separate Return, as the case may be.
"Separation Agreement" means the Separation Agreement, as amended from time to time, by and among DuPont and Chemours dated June , 2015.
"Separation Plan" means the diagram depicting the transactions undertaken in connection with the separation of the Chemours Business from the DuPont Retained Business, as provided to Chemours by DuPont prior to the date hereof, as updated from time to time by DuPont at its sole discretion prior to the Distribution.
"Separation Transactions" means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Chemours Business from ownership of the DuPont Retained Business.
"State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state or local franchise or similar Taxes measured by net income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of a tax imposed on or measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
"State Other Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State other than any State Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
"Straddle Period" means any Tax Period that begins before and ends after the Distribution Date.
"Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.
"Tax Advisor" means a tax counsel or accountant, in each case of recognized national standing.
"Tax Attribute" means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.
"Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
"Tax Benefit" means any refund, credit, or other reduction in otherwise required liability for Taxes.
"Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
"Tax-Free Status" means the qualification of the Contribution, the Debt-for Debt Exchange and the Distribution, taken together, (i) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) as a transaction in which the stock distributed thereby is "qualified property" for purposes of Sections 355(d), 355(e) and 361(c) of the Code and in which the Debt-for-Debt Indebtedness are "securities" within the meaning of Section 361(a) of the Code, and (iii) as a transaction in which DuPont, Chemours and the shareholders of DuPont recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of DuPont and Chemours, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.
"Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.
"Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.
"Tax Opinions/Rulings" means the opinions of Tax Advisors and/or the rulings by the IRS or other Tax Authorities deliverable to DuPont in connection with the Contribution and the Distribution or otherwise with respect to the Separation Transactions.
"Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
"Tax Records" means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.
"Tax-Related Losses" means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by DuPont (or any DuPont Affiliate) or Chemours (or any Chemours Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution, the Debt-for-Debt Exchange and the Distribution to have Tax-Free Status or from the failure of a Separation Transaction to have the tax treatment described in the Tax Opinions/Rulings.
"Tax Return" or "Return" means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
"Transfer Pricing Adjustment" means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the DuPont Group and any member of the Chemours Group with respect to any Tax Period ending prior to or including the Distribution Date.
"Transfer Taxes" means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Separation Transactions (excluding, for the avoidance of doubt, any Income Taxes).
"Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
"Unqualified Tax Opinion" means an unqualified "will" opinion of a Tax Advisor, which Tax Advisor is acceptable to DuPont, on which DuPont may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution, the Debt-for-Debt Exchange and the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.
"U.S. Property Taxes" means all real property, personal property or other property Taxes imposed by the United States, by any State of the United States, or by any political subdivision of the foregoing.
Section 2.    Allocation of Tax Liabilities.

Section 2.01    General Rule.
(a)    DuPont Liability. DuPont shall be liable for, and shall indemnify and hold harmless the Chemours Group from and against any liability for, Taxes which are allocated to DuPont under this Section 2.
(b)    Chemours Liability. Chemours shall be liable for, and shall indemnify and hold harmless the DuPont Group from and against any liability for, Taxes which are allocated to Chemours under this Section 2.
Section 2.02    Allocation of United States Federal Income and Federal Other Taxes. Except as provided in Section 2.05, Section 2.07, Section 2.08 or Section 2.09, Federal Income Tax and Federal Other Tax shall be allocated as follows:
(a)    Allocation of Federal Income Tax and Federal Other Tax Relating to Joint Returns
(i)    Allocation for Pre-Distribution Periods. With respect to any Joint Return, DuPont shall be responsible for any and all Federal Income Taxes or Federal Other Taxes due with respect to or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.
(b)    Allocation of Federal Income Tax and Federal Other Tax Relating to Separate Returns.
(i)    DuPont shall be responsible for any and all Federal Income Taxes or Federal Other Taxes due with respect to or required to be reported on any DuPont Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(ii)    Chemours shall be responsible for any and all Federal Income Taxes or Federal Other Taxes due with respect to or required to be reported on any Chemours Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.03    Allocation of State Income and State Other Taxes. Except as provided in Section 2.05, Section 2.07, Section 2.08 or Section 2.09, State Income Tax and State Other Tax shall be allocated as follows:
(a)    Allocation of State Income Tax and State Other Tax Relating to Joint Returns
(i)    Allocation for Pre-Distribution Periods. DuPont shall be responsible for any and all State Income Taxes or State Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.
(b)    Allocation of State Income Tax and State Other Tax Relating to Separate Returns.

(i)    DuPont shall be responsible for any and all State Income Taxes or State Other Taxes due with respect to or required to be reported on any DuPont Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(ii)    Chemours shall be responsible for any and all State Income Taxes or State Other Taxes due with respect to or required to be reported on any Chemours Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.04 Allocation of Foreign Income and Foreign Other Taxes. Except as provided in Section 2.05, Section 2.07 or Section 2.08, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:
(a)    Allocation of Foreign Income Tax and Foreign Other Tax Relating to Joint Returns
(i)    Allocation to Chemours for Pre-Distribution Periods. Chemours shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Chemours Group for all Pre-Distribution Periods, as determined pursuant to Section 2.06.
(ii)    Allocation to DuPont for Pre-Distribution Periods. DuPont shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Foreign Income Taxes described in Section 2.04(a)(i) for all Pre-Distribution Periods.
(b)    Allocation of Foreign Income Tax and Foreign Other Tax Relating to Separate Returns.
(i)    DuPont shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes due with respect to or required to be reported on any DuPont Separate Return, including any Foreign Income Tax of DuPont or any member of the DuPont Group imposed by way of withholding by a member of the Chemours Group (and including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(ii)    Chemours shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes due with respect to or required to be reported on any Chemours Separate Return, including any Foreign Income Tax of Chemours or any member of the Chemours Group imposed by way of withholding by a member of the DuPont Group (and including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.05    Certain Employment Taxes.

(a)    Allocation of Employment Taxes. Notwithstanding anything contained herein to the contrary, this Agreement, including Section 2 hereof, shall not apply with respect to Employment Taxes. Employment Taxes shall be allocated as provided in the Employee Matters Agreement.
Section 2.06    Determination of Tax Attributable to the Chemours Business.
(a)    Foreign Income Tax. For purposes of Section 2.04(a)(i), the amount of Foreign Income Taxes attributable to the Chemours Group shall be as determined by DuPont on a pro forma Chemours Group return prepared:
(i)    including only Tax Items of members of the Chemours Group that were included in the relevant Joint Return;
(ii)    using all elections, accounting methods and conventions used on such Joint Return for such period; and
(iii)    applying the highest statutory marginal corporate Income Tax rate in effect for such Tax Period.
(b)    Limitation. The amount of Foreign Income Taxes attributable to the Chemours Business for any Tax Period shall not be less than zero.
Section 2.07    Chemours Liability. Chemours shall be liable for, and shall indemnify and hold harmless the DuPont Group from and against, any liability for:
(a)    any Tax resulting from a breach by Chemours of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; and
(b)    any Tax-Related Losses for which Chemours is responsible pursuant to Section 6.04 of this Agreement.
Section 2.08    DuPont Liability. DuPont shall be liable for, and shall indemnify and hold harmless the Chemours Group from and against, any liability for:
(a)    any Tax resulting from a breach by DuPont of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; and
(b)    any Tax-Related Losses for which DuPont is responsible pursuant to Section 6.04 of this Agreement.
Section 2.09    Allocation of U.S. Property Taxes. In the case of any U.S. Property Taxes imposed on or with respect to any real, personal or other property held by the Chemours Group immediately after the Distribution, liability for such U.S. Property Taxes for any Straddle Period shall be apportioned as follows:

(a)    DuPont shall be responsible for the portion of such U.S. Property Taxes allocable to the Pre-Distribution Period, determined by comparing the number of days in such Pre-Distribution Period to the total number of days in such Straddle Period and allocating on a pro-rata basis; and
(b)    Chemours shall be responsible for the portion of such U.S. Property Taxes allocable to the Post-Distribution Period, determined by comparing the number of days in such Post-Distribution Period to the total number of days in such Straddle Period and allocating on a pro-rata basis.
Section 3.    Preparation and Filing of Tax Returns.
Section 3.01    DuPont's Responsibility. DuPont has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:
(a)    All Joint Returns; and
(b)    DuPont Separate Returns.
Section 3.02    Chemours' Responsibility. Chemours shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Chemours Group other than those Tax Returns which DuPont is required to prepare and file under Section 3.01 or Section 3.03. The Tax Returns required to be prepared and filed by Chemours under this Section 3.02 shall include any Chemours Separate Returns.
Section 3.03    Tax Returns for Transfer Taxes. Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.
Section 3.04    Tax Reporting Practices.
(a)    DuPont General Rule. Except as provided in Section 3.04(c), DuPont shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.01, in accordance with reasonable Tax accounting practices selected by DuPont.
(b)    Chemours General Rule. Except as provided in Section 3.04(c), with respect to any Tax Return that Chemours has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions ("Past Practices") used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Chemours.
(c)    Reporting of Separation Transactions. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no reasonable basis for such Tax treatment. Such treatment (including, for the avoidance of doubt, the allocation between DuPont and Chemours of any deductions arising from the Debt-for-Debt Exchange) reported on any Tax Return for which Chemours is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by DuPont or any member of the DuPont Group or caused or to be caused to be filed by DuPont, unless there is no reasonable basis for such Tax treatment. In the event that a Company shall determine that there is no reasonable basis for the Tax treatment described in either of the preceding two sentences, such Company shall notify the other Company 20 Business Days prior to filing the relevant Tax Return and the Companies shall attempt in good faith to agree on the manner in which the relevant portion of the Separation Transactions shall be reported.
Section 3.05    Consolidated or Combined Tax Returns. Chemours will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that DuPont determines are required to be filed or that DuPont elects to file pursuant to Section 3.01(a).
Section 3.06    Right to Review Tax Returns.
(a)    General. The Responsible Company with respect to any material Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the other Company's rights or obligations under this Agreement available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall (i) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and (ii) use reasonable efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting party with respect to such Tax

Return is material. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.
(b)    Material Tax Returns. For purposes of Section 3.06(a), a Tax Return is "material" if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $1 million, (B) a credit or credits equal to or in excess of $1 million or (C) a loss or losses equal to or in excess of $3 million, in each case with respect to the requesting party.
Section 3.07    Chemours Carrybacks and Claims for Refund. Chemours hereby agrees that, unless DuPont consents in writing, (i) no Adjustment Request with respect to any Tax Return for a pre-Distribution Period or Straddle Period shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Tax Return any Chemours Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Chemours Carryback.
Section 3.08    Apportionment of Tax Attributes. DuPont may in good faith advise Chemours in writing of the amount, if any, of any Tax Attributes, which DuPont determines, in its sole and absolute discretion, shall be allocated or apportioned to the Chemours Group under applicable law, or may provide Chemours relevant information for making such determination on an as-is basis, provided that this Section 3.08 shall not be construed as obligating DuPont to undertake any such determination or provide any such information. For the avoidance of doubt, DuPont makes no representation or warranty as to the accuracy or completeness of any such determination or information. Chemours and all members of the Chemours Group shall prepare all Tax Returns in accordance with any such determination. Chemours agrees that it shall not dispute DuPont's allocation or apportionment of Tax Attributes. Chemours may request that DuPont undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the Chemours Group under applicable law; to the extent that DuPont determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise Chemours of its intention to undertake such determination within 20 Business Days of the receipt of such request, Chemours shall be permitted to undertake such determination at its own cost and expense and shall notify DuPont of its determination, which determination shall not be binding upon DuPont. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, DuPont shall bear no liability to Chemours for determinations made by DuPont pursuant to this Section 3.08 if any such determination shall be found or asserted to be inaccurate.
Section 4.    Tax Payments.
Section 4.01    Payment of Taxes With Respect to Certain Joint Returns. In the case of any Joint Return:
(a)    Computation and Payment of Tax Due. At least five Business Days prior to any Payment Date for any such Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax

Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).
(b)    Computation and Payment of Liability With Respect To Tax Due. Within 20 Business Days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if DuPont is the Responsible Company, then Chemours shall pay to DuPont the amount allocable to the Chemours Group under the provisions of Section 2, and if Chemours is the Responsible Company, then DuPont shall pay to Chemours the amount allocable to the DuPont Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.
(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the Chemours Group in accordance with Section 2 and Chemours shall pay to DuPont any amount due DuPont (or DuPont shall pay Chemours any amount due Chemours) under Section 2 within 20 Business Days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 4.01(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 4.01(c).
Section 4.02    Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company's Group with respect to a Separate Return.
Section 4.03    Indemnification Payments.
(a)    If any Company (the "Payor") is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the "Required Party") is liable for under this Agreement, the Required Party shall reimburse the Payor within 20 Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.03.
(b)    All indemnification payments under this Agreement shall be made by DuPont directly to Chemours and by Chemours directly to DuPont; provided, however, that if the

Companies mutually agree with respect to any such indemnification payment, any member of the DuPont Group, on the one hand, may make such indemnification payment to any member of the Chemours Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 12.01.
Section 5.    Tax Refunds and Transfer Pricing Adjustments.
Section 5.01    Tax Refunds. DuPont shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which DuPont is liable hereunder, Chemours shall be entitled (subject to the limitations provided in Section 3.07) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Chemours is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within 20 Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).
Section 5.02    Transfer Pricing Adjustments     If pursuant to a Final Determination any Transfer Pricing Adjustment is made which results in (i) a Tax for which DuPont is liable hereunder and (ii) a Tax Benefit allowable to a member of the Chemours Group, Chemours shall make payment to DuPont, within thirty (30) days following such Final Determination, in an amount equal to the present value of such Tax Benefit (including any Tax Benefit made allowable as a result of the payment). The amount of a Tax Benefit shall be calculated by: (x) using the highest relevant marginal Tax rates in effect at the time of the Final Determination; (y) assuming the relevant Chemours Group member will be liable for such Taxes at such rate and has no Tax Attributes at the time of the Final Determination; and (z) assuming that any such Tax Benefit is used at the earliest date allowable by applicable law. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid-term applicable federal rate in effect at the time of the Final Determination.
Section 6.    Tax-Free Status.
Section 6.01    Restrictions on Chemours.
(a)    Chemours agrees that it will not take or fail to take, or permit any Chemours Affiliate, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Chemours agrees that it will not take or fail to take, or permit any Chemours Affiliate, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect (A) the Tax-Free Status of the Contribution, the Debt-for-Debt Exchange and the Distribution, or (B) the qualification of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law as wholly or partially tax-free or tax-deferred (including, but not limited to, those transactions described in any of the Tax Opinions/Rulings received with respect to such Separation Transaction).
(b)    Chemours agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each Chemours Affiliate whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law, (iv) not engage in any transaction or permit a Chemours Affiliate to engage in any transaction that would result in a Chemours Affiliate described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof, and (v) not dispose of or permit a Chemours Affiliate to dispose of, directly or indirectly, any interest in a Chemours Affiliate described in clause (iii) hereof or permit any such Chemours Affiliate to make or revoke any election under Treasury Regulation Section 301.7701-3.
(c)    Chemours agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will not and will not permit any Chemours Affiliate described in clause (iii) of Section 6.01(b) to (i) enter into any Proposed Acquisition Transaction or, to the extent Chemours has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a "permitted offer" under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any "fair price" or other provision of Chemours' charter or bylaws, (d) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Chemours pursuant to the Contribution or sell or transfer 25% or more of the gross assets of any Active Trade or Business or 25% or more of the consolidated gross assets of Chemours and its Affiliates (such percentages to be measured based on fair market value as of the initial Distribution Date), (iv) redeem or otherwise repurchase (directly or through a Chemours Affiliate) any Chemours stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Chemours Capital Stock (including, without limitation, through the conversion of one class of Chemours Capital Stock into another class of Chemours Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Chemours or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Chemours shall have requested that DuPont obtain a Ruling in accordance with Section 6.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and DuPont shall have received such a Ruling in form and substance satisfactory to DuPont in its sole and absolute discretion, or (B) Chemours shall provide DuPont with an Unqualified Tax Opinion in form and substance satisfactory to DuPont in its sole and absolute discretion (and in determining whether an opinion is satisfactory, DuPont may consider, among other factors, the appropriateness of any underlying assumptions and management's representations if used as a basis for the opinion and DuPont may determine that no opinion would be acceptable to DuPont) or (C) DuPont shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. DuPont shall not be required to take any action related to obtaining a Ruling unless and until Chemours has provided to DuPont an opinion reasonably acceptable to DuPont from a nationally recognized Tax Advisor to the effect that the outcome of the ruling process should be favorable.
(d)    Certain Issuances of Chemours Capital Stock. If Chemours proposes to enter into any Section 6.01(d) Acquisition Transaction or, to the extent Chemours has the right to prohibit any Section 6.01(d) Acquisition Transaction, proposes to permit any Section 6.01(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, Chemours shall provide DuPont, no later than ten Business Days following the signing of any written agreement with respect to the Section 6.01(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Chemours Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Chemours to the effect that the Section 6.01(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.01(b) apply (a "Board Certificate").
(e)    Chemours Internal Restructuring. Chemours shall not engage in, cause or permit any internal restructuring (including by making or revoking any election under Treasury Regulation Section 301.7701-3) involving a member of the Chemours Group or any contribution, sale or other transfer of any of the assets directly or indirectly contributed to Chemours as described in the Separation Agreement, to Chemours or any of its Affiliates, apart from sales in the ordinary course of business (any such action, an "Internal Restructuring") during or with respect to any Tax Period (or portion thereof) ending on or prior to the two-year anniversary of the Distribution Date unless Chemours shall first consult with DuPont regarding any such proposed actions reasonably in advance of taking any such proposed actions and consider in good faith any comments from DuPont relating thereto.
(f)    Debt-for-Debt Indebtedness. Chemours shall not, directly or indirectly, (i) pre-pay, pay down, redeem, retire or otherwise acquire, however effected including pursuant to the terms thereof, any of the Debt-for-Debt Indebtedness prior to their stated maturity (or permit any member of the Chemours Group to take any such action), excluding, for these purposes, the exchange, pursuant to the Registration Rights Agreement, of the Transfer Restricted Securities for Exchange Securities, each as defined in the Registration Rights Agreement, or (ii) take or permit to be taken any action at any time, including, without limitation, any modification to the terms of the Debt-for-Debt Indebtedness that could jeopardize, directly or indirectly, the qualification, in whole or part, of any of the Debt-for-Debt Indebtedness as "securities" within the meaning of Section 361(a) of the Code (or permit any member of the Chemours Group to take or permit to be taken any such action), unless prior to taking any such action set forth in the foregoing clauses (i) or (ii), (A) Chemours shall have requested that DuPont obtain a Ruling in accordance with Section 6.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and DuPont shall have received such a Ruling in form and substance satisfactory to DuPont in its sole and absolute discretion, (B) Chemours shall provide DuPont with an Unqualified Tax Opinion in form and substance satisfactory to DuPont in its sole and absolute discretion (and in determining whether an opinion is satisfactory, DuPont may consider, among other factors, the appropriateness of any underlying assumptions and management's representations if used as a basis for the opinion and DuPont may determine that no opinion would be acceptable to DuPont), or (C) DuPont shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. Notwithstanding the foregoing, and subject to and without limiting or modifying Chemours' indemnification obligations under Section 6.04, Chemours or a Chemours Affiliate may take, cause to be taken, or permit to be taken an action described in this Section 6.01(f) if failure to take such action would violate the terms of the Debt-for-Debt Indebtedness or any of the documents entered into in connection therewith (a "Required Action"). DuPont shall not be required to take any action related to obtaining a Ruling unless and until Chemours has provided to DuPont an opinion reasonably acceptable to DuPont from a nationally recognized Tax Advisor to the effect that the outcome of the ruling process should be favorable.
(g)    Gain Recognition Agreements. Chemours shall not (i) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (ii) permit any member of the Chemours Group to take any such action, (iii) fail to take any action, or (iv) permit any member of the Chemours Group to fail to take any action, in each case that would cause DuPont or any member of the DuPont Group to recognize gain under any Gain Recognition Agreement. In addition, Chemours shall file, and shall cause any member of the Chemours Group to file, any Gain Recognition Agreement reasonably requested by DuPont which Gain Recognition Agreement is determined by DuPont to be necessary so as to (i) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any Separation Transaction, or (ii) avoid DuPont or any member of the DuPont Group recognizing gain under any Gain Recognition Agreement.
(h)    The Chemours Company (Australia) Pty Limited. Chemours shall not allow The Chemours Company (Australia) Pty Limited to (i) merge or consolidate with any other Person or liquidate or partially liquidate, (ii) in a single transaction or series of transactions sell or transfer all or substantially all of its assets, or (iii) to cease a substantial portion of its activities (measured as of May 1, 2015) or terminate or otherwise cease to employ a substantial portion of its employees (measured as of May 1, 2015), unless Chemours shall first obtain the prior written consent of DuPont.
(i)    The Chemours (Thailand) Company Limited. Unless otherwise agreed to in writing by DuPont, in connection with the merger of The Chemours Company Global Operations, LLC with and into The Chemours Company North America, Inc., Chemours shall take any and all actions which, in the judgment of DuPont, are necessary or appropriate to assure that The Chemours Company North America, Inc. shall be recognized under the applicable laws and regulations of Thailand as the owner of all interests in The Chemours (Thailand) Company Limited, represented by 3,306,679 shares at a value of 100THB per share, held by The Chemours Company Global Operations, LLC immediately prior to such merger.
Section 6.02    Restrictions on DuPont. DuPont agrees that it will not take or fail to take, or permit any DuPont Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings, or (ii) which adversely affects or could reasonably be expected to adversely affect (A) the Tax-Free Status of the Contribution, the Debt-for-Debt Exchange and the Distribution, or (B) the qualification of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law as tax free (including, but not limited to, those transactions described in any of the Tax Opinions/Rulings received with respect to such Separation Transaction) from so qualifying; provided, however, that this Section 6.02 shall not be construed as obligating DuPont to consummate the Distribution nor shall it be construed as preventing DuPont from terminating the Separation Agreement pursuant to Section 10.1 thereof. For avoid of doubt Chemours sole recourse for violations of this Section 6.02 shall be as set forth in Section 6.04(b).
Section 6.03    Procedures Regarding Opinions and Rulings.
(a)    If Chemours notifies DuPont that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.01(b) or clause (i) or (ii) or Section 6.01(f) (a "Notified Action"), DuPont and Chemours shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.01(b) or (f), unless DuPont shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(b)    Rulings or Unqualified Tax Opinions at Chemours' Request. DuPont agrees that at the reasonable request of Chemours pursuant to Section 6.01(b) or (f), DuPont shall cooperate with Chemours and use reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Chemours to take the Notified Action. Further, in no event shall DuPont be required to file any Ruling Request under this Section 6.03(b) unless Chemours represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Chemours Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Chemours shall reimburse DuPont for all reasonable costs and expenses, including expenses relating to the utilization of DuPont personnel, incurred by the DuPont Group in obtaining a Ruling or Unqualified Tax Opinion requested by Chemours within ten Business Days after receiving an invoice from DuPont therefor.

(c)    Rulings or Unqualified Tax Opinions at DuPont's Request. DuPont shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If DuPont determines to obtain a Ruling or an Unqualified Tax Opinion, Chemours shall (and shall cause each Affiliate of Chemours to) cooperate with DuPont and take any and all actions reasonably requested by DuPont in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Chemours shall not be required to make (or cause any Affiliate of Chemours to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). DuPont shall reimburse Chemours for all reasonable costs and expenses, including expenses relating to the utilization of Chemours personnel, incurred by the Chemours Group in connection with such cooperation within ten Business Days after receiving an invoice from Chemours therefor.
(d)    Chemours hereby agrees that DuPont shall have sole and exclusive control over the process of obtaining any Ruling, and that only DuPont shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 6.03(b), (A) DuPont shall keep Chemours informed in a timely manner of all material actions taken or proposed to be taken by DuPont in connection therewith; (B) DuPont shall (1) reasonably in advance of the submission of any Ruling Request documents provide Chemours with a draft copy thereof, (2) reasonably consider Chemours' comments on such draft copy, and (3) provide Chemours with a final copy; and (C) DuPont shall provide Chemours with notice reasonably in advance of, and Chemours shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Chemours nor any Chemours Affiliate directly or indirectly controlled by Chemours shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Debt-for-Debt Exchange or the Distribution (including the impact of any transaction on the Contribution, the Debt-for-Debt Exchange or the Distribution).
Section 6.04    Liability for Tax-Related Losses.
(a)    Notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(b) or a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(f) may have been provided, regardless of whether DuPont may have consented to an Internal Restructuring, and regardless of whether an action may be a Required Action), subject to Section 6.04(c), Chemours shall be responsible for, and shall indemnify and hold harmless DuPont and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Chemours' stock and/or its or its subsidiaries' assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Chemours with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Chemours representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Chemours after the Distribution (including, without limitation, any amendment to Chemours' certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Chemours stock (including, without limitation, through the conversion of one class of Chemours Capital Stock into another class of Chemours Capital Stock), (D) any act or failure to act by Chemours or any Chemours Affiliate described in Section 6.01 (regardless whether such act or failure to act may be a Required Action or may be covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(b), a Board Certificate described in Section 6.01(d), a consent described in Section 6.01(e) or Section 6.01(h), or a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(f)) or (E) any breach by Chemours of its agreement and representation set forth in Section 6.01(a).
(b)    Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 6.04(c), DuPont shall be responsible for, and shall indemnify and hold harmless Chemours and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of DuPont's stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by DuPont with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of DuPont representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by DuPont or a member of the DuPont Group described in Section 6.02 or any breach by DuPont of its agreement and representation set forth in Section 6.02, limited, in each case, to Tax-Related Losses arising from Taxes of the DuPont Group for which a Chemours Entity is found jointly, severally or secondarily liable pursuant to the provisions of Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or foreign Tax law).
(c)
(i)    To the extent that any Tax-Related Loss is subject to indemnity under both Sections 6.04(a) and (b), responsibility for such Tax-Related Loss shall be shared by DuPont and Chemours according to relative fault.
(ii)    Notwithstanding anything in Section 6.04(b) or (c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary:
(A)    with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in DuPont) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Chemours (or any Chemours Affiliate) by any means whatsoever by any Person or any action or failure to act by Chemours affecting the voting rights of Chemours stock, Chemours shall be responsible for, and shall indemnify and hold harmless DuPont and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and
(B)    for purposes of calculating the amount and timing of any Tax-Related Loss for which Chemours is responsible under this Section 6.04, Tax-Related Losses shall be calculated by assuming that DuPont, the DuPont Affiliated Group and each member of the DuPont Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.
(iii)    Notwithstanding anything in Section 6.04(a) or (c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Chemours) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of DuPont (or any DuPont Affiliate) by any means whatsoever by any Person, DuPont shall be responsible for, and shall indemnify and hold harmless Chemours and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.
(d)    Chemours shall pay DuPont the amount of any Tax-Related Losses for which Chemours is responsible under this Section 6.04: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date DuPont files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the "Filing Date") (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of "Final Determination", then Chemours shall pay DuPont no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is two Business Days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date DuPont pays such Tax-Related Losses. DuPont shall pay Chemours the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which DuPont is responsible under this Section 6.04 no later than two Business Days after the date Chemours pays such Tax-Related Losses.
Section 7.    Assistance and Cooperation.
Section 7.01    Assistance and Cooperation.

(a)    The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 8. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the DuPont Group, on the one hand, or a member of the Chemours Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment. Chemours shall cooperate with DuPont and take any and all actions reasonably requested by DuPont in connection with obtaining the Tax Opinions/Rulings (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor or Tax Authority; provided that, Chemours shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).
(b)    Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither DuPont nor any DuPont Affiliate shall be required to provide Chemours or any Chemours Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Chemours, the business or assets of Chemours or any Chemours Affiliate and (ii) in no event shall DuPont or any DuPont Affiliate be required to provide Chemours, any Chemours Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that DuPont determines that the provision of any information or documents to Chemours or any Chemours Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.
Section 7.02    Income Tax Return Information. Chemours and DuPont acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by DuPont or Chemours pursuant to Section 7.01 or this Section 7.02. Chemours and DuPont acknowledge that failure to conform to the reasonable deadlines set by DuPont or Chemours could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns, including, but not limited to, any pro forma returns required by the Responsible Company for purposes of preparing such Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and at or prior to the time reasonably specified by the Responsible Company so as to enable the Responsible Company to file such Tax Returns on a timely basis.
Section 7.03    Reliance by DuPont. If any member of the Chemours Group supplies information to a member of the DuPont Group in connection with a Tax liability and an officer of a member of the DuPont Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the DuPont Group identifying the information being so relied upon, the chief financial officer of Chemours (or any officer of Chemours as designated by the chief financial officer of Chemours) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
Section 7.04    Reliance by Chemours. If any member of the DuPont Group supplies information to a member of the Chemours Group in connection with a Tax liability and an officer of a member of the Chemours Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Chemours Group identifying the information being so relied upon, the chief financial officer of DuPont (or any officer of DuPont as designated by the chief financial officer of DuPont) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
Section 8.    Tax Records.
Section 8.01    Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and DuPont shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date (such later date, the "Retention Date"). After the Retention Date, each Company may dispose of such Tax Records upon 60 Business Days' prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 60 Business Days' prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 60 Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Chemours determines to decomission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Chemours may decomission or discontinue such program or system upon 90 days' prior notice to DuPont and DuPont shall have the opportunity, at its cost and expense, to copy, within such 60 Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
Section 8.02    Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, at the cost and expense of such other Company, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
Section 8.03    Preservation of Privilege. No member of the Chemours Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of DuPont, such consent not to be unreasonably withheld.
Section 9.    Tax Contests.
Section 9.01    Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.
Section 9.02    Control of Tax Contests.
(a)    Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax pursuant to Section 2 hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.
(b)    Joint Return. In the case of any Tax Contest with respect to any Joint Return, DuPont shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.
(c)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 9.02(a) or (b), "Controlling Party" means the Company entitled to control the Tax Contest under such Section and "Non-Controlling Party" means the other Company.
(d)    Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(e)    Power of Attorney. Each member of the Chemours Group shall execute and deliver to DuPont (or such member of the DuPont Group as DuPont shall designate) any power of attorney or other similar document reasonably requested by DuPont (or such designee) in connection with any Tax Contest (as to which DuPont is the Controlling Party) described in this Section 9. Each member of the DuPont Group shall execute and deliver to Chemours (or such member of the Chemours Group as Chemours shall designate) any power of attorney or other similar document requested by Chemours (or such designee) in connection with any Tax Contest (as to which Chemours is the Controlling Party) described in this Section 9.
Section 10.    Effective Date. This Agreement shall be effective as of the date hereof.
Section 11.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
Section 12.    Treatment of Payments.
Section 12.01    Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Except to the extent provided in Section 12.02, any Tax indemnity payment made by a Company under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Company receives an amount equal to the sum it would have received had no such Taxes been imposed.
Section 12.02    Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("Indemnitor") makes a payment of interest to another Company ("Indemnitee") under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 13.    Disagreements.
Section 13.01    Discussion. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between any member of the DuPont Group and any member of the Chemours Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.
Section 13.02    Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Company, will be referred for resolution to representatives of the parties at a senior level of management of the parties pursuant to the procedures set forth in Section 8.1 of the Separation Agreement.
Section 13.03    Referral to Tax Advisor. If the parties are not able to resolve the Dispute through the escalation process referred to above, then the matter will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within 15 Business Days following the completion of the escalation process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a "Preliminary Tax Advisor"), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than 30 Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor's written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.
Section 13.04    Injunctive Relief. Nothing in this Section 13 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, DuPont and Chemours are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of DuPont and Chemours will cause its respective

Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 13.
Section 14.    Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.
Section 15.    Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
Section 16.    General Provisions.
Section 16.01    Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 16.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 16.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to DuPont:
E. I. du Pont de Nemours and Company,
Chestnut Run Plaza, 974 Centre Road,
P. O. Box 2915
Wilmington, Delaware 19805
Attn: General Counsel
Facsimile: 302-999-5094
If to Chemours:

The Chemours Company
1007 Market Street
Wilmington, Delaware 19899
Attn: General Counsel
Facsimile: 302-773-0251

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.
Section 16.02    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
Section 16.03    Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 16.04    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.
Section 16.05    Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.
Section 16.06    Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.
Section 16.07    Integration. This Agreement contains the entire agreement between the Companies with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the DuPont Group, on the one hand, and any member or members of the Chemours Group, on the other hand. All such other agreements shall be of no further effect between the Companies and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. In the event of any inconsistency between this Agreement and the Separation

Agreement or any of the Conveyancing and Assumption Instruments (as defined in the Separation Agreement), or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.
Section 16.08    Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words "written request" when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein.
Section 16.09    No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
Section 16.10    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature is as effective as signing and delivering the counterpart in person.
Section 16.11    Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 16.12    Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
Section 16.13    Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
Section 16.14    Chemours Subsidiaries. If, at any time, Chemours acquires or creates one or more subsidiaries that are includable in the Chemours Group, they shall be subject to this Agreement and all references to the Chemours Group herein shall thereafter include a reference to such subsidiaries.
Section 16.15    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of DuPont or Chemours succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.
Section 16.16    Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement, including Section 6.01, were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, including Section 6.01, and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

E.I. DU PONT DE NEMOURS AND COMPANY, a Delaware corporation
By:     /s/ Nicholas C. Fanandakis
Name:
Nicholas C. Fanandakis
Title: Executive Vice President and Chief Financial Officer

THE CHEMOURS COMPANY, a Delaware corporation
By: /s/ Nigel Pond
Name:     Nigel Pond
Title: Vice President

[Signature Page to Tax Matters Agreement]